EXHIBIT 3.2

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
Aug 19 1999
No. C 20716-98

/s/    Dean Heller, Secretary of State

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            (After issuance of Stock)

                         SILVERWING SYSTEMS CORPORATION
                               Name of Corporation

We the undersigned Robert Knight, President and Robert Knight, Secretary of Silverwing Ssytems Corporation do hereby certify:

That the Board of Directors of said corporation at a meeting duly convened, held July 14, 1999 adopted a resolution to amend the original Articles of Incorporation.

         Article 1: Corporation name change from Silverwing Systems Corporation to Advertain On-Line Inc.

The number of shares outstanding and entitled to vote on an amendment of the Articles of Incorporation is 6,985,000; that the said change(s) and amendment have been consented to and approved by a majority of stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                                /s/ Robert Knight
                                    President

                                /s/ Robert Knight
                                    Secretary

ACKNOWLEDGMENT:
STATE OF
COUNTY OF

On Aug 18, 1999 personally appeared before me, a Notary Public, acknowledged he executed the above instrument on behalf of said Corporation.

                            /s/ Kerry Deane-Cloutier
                                Notary Public
                                Barrister and Solicitor
                                MacLeod Thorson Darychuk
                                #310 - 2755 Lougheed Hwy.
                                Port Coquitlam BC   V3B 5Y9